H.J. GRUY AND ASSOCIATES, INC.
333 Clay Street, Suite 3850, Houston, Texas 77002 TEL. (713) 739-1000 FAX (713) 739-6112

Exhibit 23.1

CONSENT OF H.J. GRUY AND ASSOCIATES, INC.

We hereby consent to the use of the name H.J. Gruy and Associates, Inc. and of references to H.J. Gruy and Associates, Inc. and to the inclusion of and references to our report, or information contained therein, dated February 26, 2014, prepared for Swift Energy Company in the Swift Energy Company Annual Report on Form 10-K for the year ended December 31, 2013.

H.J. GRUY AND ASSOCIATES, INC.
By:	/s/ Marilyn Wilson
Marilyn Wilson, P.E. President and Chief Operating Officer

Houston, Texas
February 27, 2014